                                                                     EXHIBIT 11

                               UNC INCORPORATED AND SUBSIDIARIES
                                      Earnings Per Share
                            (In thousands except per share amounts)
                                                 Three Months Ended       Six Months Ended
                                                       June 30,                June 30,
                                                   1996       1995         1996       1995
                                                ---------   ---------   ---------   ---------
Net earnings                                    $   1,451   $     959   $   1,925   $   1,008
Preferred stock dividends                             187                     187
Net earnings applicable to common stock -       ---------   ---------   ---------   ---------
  primary earnings applicable to common stock       1,264         959       1,738       1,008
   Adjustments - fully diluted
    earnings per share:
   Elimination of preferred stock dividends
    upon assumed conversion                           187                     187
   Decrease in interest expense
    related to convertible debt, net
    of income tax effect (1)(3)                       850         841       1,701       1,682
                                                ---------   ---------   ---------   ---------
Adjusted net earnings - fully
 diluted earnings applicable to common stock    $   2,301   $   1,800   $   3,626   $   2,690
                                                =========   =========   =========   =========
Calculation of primary net earnings
 per common share:
  Average common shares outstanding
   during the period (2)                           17,949      17,658      17,859      17,645
  Increase for common stock equivalents:
    Stock options under treasure stock
     method                                           382         205         344         215
                                                ---------   ---------   ---------   ---------
  Adjusted average shares outstanding
   for the period - primary                        18,331      17,863      18,203      17,860
                                                =========   =========   =========   =========
Primary earnings per common share               $     .07   $     .05   $     .10   $     .05
                                                =========   =========   =========   =========
Calculation of fully diluted
 earnings per common share:
  Average common shares outstanding
   during the period (2)                           17,949      17,658      17,859      17,645
  Increase for common stock equivalents:
    Assumed conversion of preferred stock           1,256                     628
    Stock options under treasure stock
     method                                           386         218         386         218
    Dilutive shares issuable upon
     conversion of convertible debt (1)             4,208       4,481       4,208       4,481
    Adjusted Average shares outstanding         ---------   ---------   ---------   ---------
     for the period - fully diluted                23,799      22,357      23,081      22,344
                                                =========   =========   =========   =========
Fully diluted earnings per common share         $     .10   $     .08   $     .16   $     .12
                                                =========   =========   =========   =========

<PAGE 2
(1) The convertible subordinate debentures and preferred stock were anti-dilutive for all years presented.

(2) Exclusive of 625,000 and 662.000 average treasury shares for the three and six month periods ended June 30, 1996, respectively, and 700,000 shares for all periods presented for 1995.

(3) The convertible subordinated debentures and the preferred stock are not common stock equivalents in the calculation of primary net earnings per share.